EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) relating to the financial statements for the year ended December 31, 2004 of MacroChem Corporation appearing in the prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/S/ DELOITTE & TOUCHE LLP


Boston, Massachusetts
November 20, 2007